UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2018

Herbalife Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	1-32381	98-0377871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

P.O. Box 309GT, Ugland House, South Church Street, Grand Cayman Cayman Islands		KY1-1106
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: c/o (213) 745-0500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 23, 2018, Herbalife Ltd. (“Herbalife”) issued $550 million aggregate principal amount of its 2.625% Convertible Senior Notes due 2024 (the “Notes”) to certain initial purchasers (collectively, the “Initial Purchasers”). The Notes were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are governed by an indenture, dated as of March 23, 2018, between Herbalife and MUFG Union Bank, N.A., as trustee (the “Indenture”), a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Notes will bear interest at a rate of 2.625% per year payable semiannually in arrears in cash on March 15 and September 15 of each year, beginning on September 15, 2018. The Notes will mature on March 15, 2024, unless earlier converted, redeemed or repurchased. The Notes are convertible, in certain circumstances, into Herbalife’s common shares, cash or a combination thereof, at Herbalife’s election. In the event of a fundamental change, as defined in the Indenture, the holders of the Notes may require Herbalife to purchase all or a portion of their Notes at a purchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. Holders of the Notes who convert their Notes in connection with a fundamental change may be entitled to a make-whole premium in the form of an increase in the conversion rate. See Item 3.02 below for additional information regarding the conversion rights of the holders of Notes. Additionally, if an event of default with respect to the Notes occurs, holders may, upon satisfaction of certain conditions, accelerate the principal amount of the Notes and accrued and unpaid interest, if any.

The Notes and the underlying common shares issuable upon conversion of the Notes have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 3.02	Unregistered Sales of Equity Securities.

As discussed above, on March 23, 2018, Herbalife issued $550 million aggregate principal amount of its 2.625% Convertible Senior Notes due 2024 to the Initial Purchasers. The Notes were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The Notes are convertible, as described below, into cash, common shares or a combination thereof, at Herbalife’s option, at an initial conversion rate of 8.0028 common shares per $1,000 principal amount of Notes, equivalent to an initial conversion price of approximately $124.96 per common share, subject to adjustment. If the Notes are converted, the conversion obligation will be satisfied by paying or delivering cash, common shares or a combination of cash and common shares, at Herbalife’s election.

Holders of the Notes may freely convert their Notes on or after December 15, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date. Prior to December 15, 2023, holders may convert their Notes under any of the following conditions:

•	during any calendar quarter commencing after June 30, 2018 (and only during such calendar quarter), if the last reported sale price of the common shares for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than 130% of the applicable conversion price on each applicable trading day;

•	during the five consecutive business day period immediately after any five consecutive trading day period in which the trading price per $1,000 principal amount of Notes for each trading day of such five trading-day measurement period was less than 98% of the product of the last reported sale price of our common shares and the applicable conversion rate on such trading day;

•	if Herbalife calls the Notes for redemption; or

•	upon the occurrence of customary specified corporate events.

The offering of the Notes closed on March 23, 2018. The Initial Purchasers’ aggregate discounts were approximately $11.7 million.

Item 9.01	Unregistered Sales of Equity Securities.

(d)	Exhibits.

4.1	Indenture, dated as of March 23, 2018, between Herbalife Ltd. and MUFG Union Bank, N.A., as trustee.

4.2	Form of Global Note for 2.625% Convertible Senior Note due 2024 (included as Exhibit A to Exhibit 4.1 hereto).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Herbalife Ltd.

March 29, 2018	By:	/s/ John G. DeSimone
		Name:	John G. DeSimone
		Title:	Chief Financial Officer